Exhibit 99.1

NEWS RELEASE
MARKEL CORPORATION
4521 Highwoods Parkway, Glen Allen, VA 23060 P.O. Box 2009, Glen Allen, VA 23058-2009 (804) 747-0136 (800) 446-6671 Fax: (804) 965-1600 www.markelcorp.com

MARKEL REPORTS 18% 5-YEAR COMPOUND ANNUAL GROWTH

IN BOOK VALUE PER SHARE

FOR IMMEDIATE RELEASE	CONTACT: BRUCE KAY
TELEPHONE: 804-747-0136

Richmond, VA, January 24, 2008 — Markel Corporation (NYSE: MKL) reported diluted net income per share of $40.64 for the year ended December 31, 2007 compared to diluted net income per share of $39.40 for 2006. The 2007 combined ratio was 88% compared to 87% in 2006. Book value per common share outstanding increased to $265.26 at December 31, 2007 from $229.78 at December 31, 2006. Over the one- and five-year periods ended December 31, 2007, compound annual growth in book value per common share outstanding was 15% and 18%, respectively.

Alan I. Kirshner, Chairman and Chief Executive Officer, commented, “Our disciplined underwriting and the consistent application of our investment philosophy resulted in a second straight year of record net income and solid book value growth. This was no small task given soft insurance market conditions and turbulent financial markets. We thank our associates for their focused commitment to building shareholder value.”

The following tables present selected financial data from 2007 and 2006.

	Year Ended December 31,
(in thousands, except per share amounts)	2007	2006
Net income	$405,669	$392,502

Comprehensive income	$337,047	$550,795

Weighted average diluted shares	9,981	10,024

Diluted net income per share	$40.64	$39.40

(in thousands, except per share amounts)	December 31, 2007	December 31, 2006
Book value per common share outstanding	$265.26	$229.78

Common shares outstanding	9,957	9,994

The increase in 2007 diluted net income per share was due to higher investment returns and lower interest expense, partially offset by lower underwriting profits as compared to 2006.

Comprehensive income for 2007 was $337.0 million compared to $550.8 million in 2006. The decrease in comprehensive income was primarily due to a decline in the market value of the investment portfolio during 2007 compared to an increase in the market value of the investment portfolio during 2006.

	-Combined Ratio Analysis-
	Year Ended December 31,
	2007	2006
Excess and Surplus Lines	82%	78%
Specialty Admitted	92%	91%
London Insurance Market	93%	100%
Other	NM	NM

Consolidated	88%	87%

NM—Ratio is not meaningful. Further discussion of Other underwriting loss follows.

The increase in the combined ratio was due to a higher expense ratio in 2007 compared to 2006, which was attributable to lower earned premiums in 2007. The combined ratio for 2007 included $197.4 million of favorable development on prior years’ loss reserves compared to $132.3 million in 2006. Favorable development on prior years’ loss reserves in 2007 and 2006 was partially offset by adverse development of $10.3 million and $61.1 million, respectively, on Hurricanes Katrina, Rita and Wilma (“2005 Hurricanes”).

The Excess and Surplus Lines segment’s combined ratio for the year ended December 31, 2007 was 82% compared to 78% in 2006. The increase in the 2007 combined ratio for the Excess and Surplus Lines segment was primarily due to a higher current accident year loss ratio than in 2006 resulting from price reductions in a softening insurance market and adverse loss experience at the Markel Re unit during 2007.

The adverse loss experience at Markel Re resulted from higher than expected average claim frequency and severity on programs within the Specialized Markel Alternative Risk Transfer (SMART) division. After non-renewing several SMART programs in 2007, a decision was made in the first quarter of 2008 to combine the remaining SMART programs, as well as the excess and umbrella and the facultative reinsurance lines previously written by Markel Re, into two of our existing operating units, Markel Specialty Program Insurance and Markel Brokered Excess and Surplus Lines.

Incurred losses and loss adjustment expenses for the Excess and Surplus Lines segment in 2007 and 2006 included favorable development of prior years’ loss reserves of $154.0 million and $160.1 million, respectively. Favorable development of prior years’ loss reserves in 2007 and 2006 was partially offset by unfavorable loss reserve development of $5.4 million and $16.5 million, respectively, on the 2005 Hurricanes. In both 2007 and 2006, the redundancies on prior years’ loss reserves experienced within the Excess and Surplus Lines segment were primarily on our professional liability programs at the Markel Shand Professional/Products Liability unit. The redundancies on prior years’ loss reserves at the Markel Shand Professional/Products Liability unit decreased in 2007 as compared to 2006 due to the softening of the insurance market. The effects of this decrease were partially offset by greater favorable development on prior years’ loss reserves within the casualty programs at the Markel Essex Excess and Surplus Lines unit, which primarily resulted from better than expected case loss activity on the 2003 to 2006 accident years.

The Specialty Admitted segment’s combined ratio for the year ended December 31, 2007 was 92% compared to 91% in 2006. In 2007, a lower loss ratio was offset by a higher expense ratio as compared to 2006. Incurred losses and loss adjustment expenses for the Specialty Admitted segment in 2007 and 2006 included favorable development of prior years’ loss reserves of $17.3 million and $12.8 million, respectively.

The London Insurance Market segment’s combined ratio was 93% for the year ended December 31, 2007 compared to 100% in 2006. The improved underwriting performance for 2007 was primarily due to $49.4 million of favorable development on prior years’ loss reserves compared to $18.5 million of adverse development on prior years’ loss reserves during 2006. In 2007 and 2006, underwriting results for the London Insurance Market segment included adverse development of $4.8 million and $43.8 million, respectively, on the 2005 Hurricanes. In 2007, the favorable development of prior years’ loss reserves was partially offset by a higher current accident year loss ratio due in part to softening insurance market conditions. The redundancies on prior years’ loss reserves experienced within the London Insurance Market segment during 2007 were primarily on professional liability programs within the Retail and Professional and Financial Risks divisions. This favorable development on prior years’ loss reserves reflects improved risk selection and the favorable rates and terms associated with the London market in recent years.

The Other segment produced an underwriting loss of $14.3 million for the year ended December 31, 2007 compared to an underwriting loss of $23.4 million in 2006. The underwriting loss in 2007 and 2006 included $34.0 million and $16.7 million, respectively, of loss reserve development on asbestos and environmental (A&E) exposures. The increase in A&E loss reserves in both years was a result of the completion of our annual review of these exposures during the third quarters of 2007 and 2006. During these reviews, we noted higher than expected settlements on existing claims, which caused us to increase our estimate of ultimate loss reserves for asbestos and environmental exposures. The increase in loss reserves for asbestos and environmental exposures during 2007 was partially offset by favorable development of loss reserves in other discontinued lines of business.

	-Premium Analysis- Year Ended December 31, (dollars in thousands)
	Gross Written Premiums		Earned Premiums
	2007	2006	2007	2006
Excess and Surplus Lines	$1,316,691	$1,465,725	$1,154,773	$1,242,184
Specialty Admitted	346,647	340,483	320,144	317,401
London Insurance Market	693,197	729,160	640,425	624,599
Other	2,404	862	1,952	197

Total	$2,358,939	$2,536,230	$2,117,294	$2,184,381

Gross written premiums for the year ended December 31, 2007 decreased 7% compared to 2006. The decrease was primarily the result of increased competition across many of our product lines and the decision to exit certain programs underwritten by Markel Re’s SMART division that were not meeting our underwriting profit targets.

Net retention of gross premium volume was 87% for both 2007 and 2006.

Earned premiums for the year ended December 31, 2007 decreased 3% compared to 2006. The decrease in 2007 was due to lower earned premiums in the Excess and Surplus Lines segment as a result of lower gross premium volume compared to 2006.

Net investment income for the year ended December 31, 2007 was $306.5 million compared to $271.0 million in 2006. The increase in 2007 was due to having a larger investment portfolio compared to 2006.

Net realized investment gains for the year ended December 31, 2007 were $59.5 million compared to $63.6 million in 2006. Net realized investment gains in 2007 and 2006 included $19.8 million and $4.5 million, respectively, of write downs for other-than-temporary declines in the estimated fair market value of certain equity securities. The most significant write down in 2007 was for an equity security of a financial guarantor where the value had declined as a result of concerns over its potential exposure to credit defaults. The most significant write down in 2006 was for an equity security of a real estate investment trust and investment bank where the value had declined as a result of the changing interest rate environment. Variability in the timing of realized and unrealized investment gains and losses is to be expected.

Interest expense for the year ended December 31, 2007 decreased to $56.3 million from $65.2 million in 2006 due to a decrease in average debt outstanding during the year.

The effective tax rate was 29% for both 2007 and 2006. The effective tax rate in both years differs from the statutory tax rate of 35% primarily due to tax exempt investment income.

At December 31, 2007, our investment portfolio increased 3% to $7.8 billion from $7.5 billion at December 31, 2006. Net unrealized holding gains on investments, net of taxes, were $388.5 million at December 31, 2007 compared to $462.5 million at

December 31, 2006. Equity securities and investments in affiliates were $1.9 billion, or 25%, of our total investment portfolio at December 31, 2007 compared to $1.8 billion, or 24%, of our total investment portfolio at December 31, 2006.

Net cash provided by operating activities was $508.3 million for the year ended December 31, 2007 compared to $518.1 million for 2006. The decrease was primarily due to lower premium volume in the Excess and Surplus Lines segment, offset in part by lower claim payments related to the 2005 Hurricanes in 2007 compared to 2006.

This release may contain forward-looking statements. This is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995 concerning forward-looking statements. It also contains general cautionary statements regarding our business, estimates and management assumptions. Future actual results may materially differ from those in any forward-looking statements because of many factors, including:

•

our anticipated premium volume is based on current knowledge and assumes no significant man-made or natural catastrophes, no significant changes in products or personnel and no adverse changes in market conditions;

•

loss estimates related to the 2005 Hurricanes are based on currently available information related to covered exposures and assumptions about how coverage applies. As actual losses are reported, claims are adjusted and coverage issues are resolved, losses for the 2005 Hurricanes may change significantly;

•	we are legally required in certain instances to offer terrorism insurance and have attempted to manage our exposure; however, if there is a covered terrorist attack, we could sustain material losses;

•

the impact of the events of September 11, 2001 will depend on the number of insureds and reinsureds affected by the events, the amount and timing of losses incurred and reported and questions of how coverage applies, all of which are still being resolved;

•

the frequency and severity of catastrophic events is unpredictable and may be exacerbated if, as many forecast, conditions in the ocean and atmosphere result in increased hurricane or other adverse weather related activity;

•

changing legal and social trends and inherent uncertainties (including but not limited to those uncertainties associated with our asbestos and environmental reserves) in the loss estimation process can adversely impact the adequacy of loss reserves and the allowance for reinsurance recoverables;

•	adverse developments in insurance coverage litigation could result in material increases in our estimates of loss reserves;

•	the costs and availability of reinsurance may impact our ability to write certain lines of business;

•	industry and economic conditions can affect the ability and/or willingness of reinsurers to pay balances due;

•	after the commutation of ceded reinsurance contracts, any subsequent adverse development in the re-assumed loss reserves will result in a charge to earnings;

•	regulatory actions can impede our ability to charge adequate rates and efficiently allocate capital; and

•	economic conditions, volatility in interest and foreign exchange rates and concentration of investments can have a significant impact on the market value of fixed maturity and equity investments as well as the carrying value of other assets and liabilities.

Our premium volume and underwriting and investment results have been and will continue to be potentially materially affected by these factors. Additional factors that could affect our business are discussed in our most recent reports on Forms 10-Q and 10-K under the headings “Risk Factors” and “Safe Harbor and Cautionary Statement.” By making forward-looking statements, we do not intend to become obligated to publicly update or revise any such statements whether as a result of new information, future events or other changes. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as at their dates.

Our previously announced conference call, which will involve discussion of our financial results and business developments and may include forward-looking information, will be held Friday, January 25, 2008, beginning at 10:30 a.m. (Eastern Standard Time). Any person interested in listening to the call, or a replay of the call, which will be available from approximately two hours after the conclusion of the call until Monday, February 4, 2008, should contact Markel’s Investor Relations Department at 804-747-0136. Investors, analysts and the general public may also listen to the call free over the Internet through Markel Corporation’s web site, www.markelcorp.com. A replay of the call will also be available on this web site until Monday, February 4, 2008.

* * * * * * * *

Markel Corporation markets and underwrites specialty insurance products and programs to a variety of niche markets. In each of these markets, the Company seeks to provide quality products and excellent customer service so that it can be a market leader. The financial goals of the Company are to earn consistent underwriting profits and superior investment returns to build shareholder value.

MARKEL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income and Comprehensive Income

	Quarter Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(dollars in thousands, except per share data)
OPERATING REVENUES
Earned premiums	$519,202	$558,750	$2,117,294	$2,184,381
Net investment income	70,971	67,665	306,458	271,016
Net realized investment gains (losses)	(5,226)	23,758	59,504	63,608

Total Operating Revenues	584,947	650,173	2,483,256	2,519,005

OPERATING EXPENSES
Losses and loss adjustment expenses	257,095	250,601	1,096,203	1,132,579
Underwriting, acquisition and insurance expenses	195,605	216,520	756,699	767,853
Amortization of intangible assets	950	—	2,145	—

Total Operating Expenses	453,650	467,121	1,855,047	1,900,432

Operating Income	131,297	183,052	628,209	618,573
Interest expense	12,866	17,364	56,251	65,172

Income Before Income Taxes	118,431	165,688	571,958	553,401
Income tax expense	24,990	44,306	166,289	160,899

Net Income	$93,441	$121,382	$405,669	$392,502

OTHER COMPREHENSIVE INCOME (LOSS)
Net unrealized gains (losses) on investments, net of taxes:
Net holding gains (losses) arising during the period	$(19,608)	$133,480	$(33,638)	$202,580
Less reclassification adjustments for net gains (losses) included in net income	4,763	(15,442)	(40,323)	(42,607)

Net unrealized gains (losses)	(14,845)	118,038	(73,961)	159,973
Currency translation adjustments, net of taxes	(576)	(2,482)	3,793	(1,680)
Net actuarial pension loss, net of taxes	606	—	1,546	—

Total Other Comprehensive Income (Loss)	(14,815)	115,556	(68,622)	158,293

Comprehensive Income	$78,626	$236,938	$337,047	$550,795

NET INCOME PER SHARE
Basic	$9.38	$12.41	$40.73	$40.43
Diluted	$9.36	$12.17	$40.64	$39.40

Selected Data (dollars and shares in thousands, except per share data)			December 31, 2007	December 31, 2006
Total investments and cash and cash equivalents			$7,788,206	$7,535,295
Reinsurance recoverable on paid and unpaid losses			1,151,224	1,362,456
Goodwill and intangible assets			344,911	339,717
Total assets			10,134,419	10,088,131
Unpaid losses and loss adjustment expenses			5,525,573	5,583,879
Unearned premiums			940,309	1,007,801
Senior long-term debt			680,698	751,978
Junior Subordinated Deferrable Interest Debentures			—	106,379
Total shareholders’ equity			2,641,162	2,296,393
Book value per share			$265.26	$229.78
Common shares outstanding			9,957	9,994

Markel Corporation

Segment Reporting Disclosures

For the Quarters and Years Ended December 31, 2007 and 2006

Segment Gross Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2007	2006	(dollars in thousands)	2007	2006
$296,005	$346,264	Excess and Surplus Lines	$1,316,691	$1,465,725
73,859	70,391	Specialty Admitted	346,647	340,483
131,014	147,743	London Insurance Market	693,197	729,160
542	261	Other	2,404	862

$501,420	$564,659	Consolidated	$2,358,939	$2,536,230

Segment Net Written Premiums

Quarter Ended December 31,			Year Ended December 31,
2007	2006	(dollars in thousands)	2007	2006
$256,543	$293,116	Excess and Surplus Lines	$1,121,373	$1,228,797
67,861	65,158	Specialty Admitted	322,461	322,466
109,287	137,776	London Insurance Market	601,976	643,485
371	15	Other	1,952	197

$434,062	$496,065	Consolidated	$2,047,762	$2,194,945

Segment Revenues

Quarter Ended December 31,			Year Ended December 31,
2007	2006	(dollars in thousands)	2007	2006
$279,102	$309,528	Excess and Surplus Lines	$1,154,773	$1,242,184
80,891	80,125	Specialty Admitted	320,144	317,401
158,838	169,082	London Insurance Market	640,425	624,599
65,745	91,423	Investing	365,962	334,624
371	15	Other	1,952	197

$584,947	$650,173	Consolidated	$2,483,256	$2,519,005

Reconciliation of Segment Profit (Loss) to Consolidated Operating Income

Quarter Ended December 31,			Year Ended December 31,
2007	2006	(dollars in thousands)	2007	2006
$42,723	$62,130	Excess and Surplus Lines	$205,417	$279,315
8,160	8,652	Specialty Admitted	26,887	28,096
14,132	21,389	London Insurance Market	46,370	(24)
65,745	91,423	Investing	365,962	334,624
1,487	(542)	Other	(14,282)	(23,438)
(950)	—	Amortization of Intangible Assets	(2,145)	—

$131,297	$183,052	Consolidated	$628,209	$618,573

Combined Ratios

Quarter Ended December 31,			Year Ended December 31,
2007	2006		2007	2006
85%	80%	Excess and Surplus Lines	82%	78%
90%	89%	Specialty Admitted	92%	91%
91%	87%	London Insurance Market	93%	100%

87%	84%	Consolidated	88%	87%

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